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                                                                   Exhibit 10.31

                                GATX CORPORATION
                          DIRECTORS' PHANTOM STOCK PLAN

SECTION 1. PURPOSE AND EFFECTIVE DATE.

The purpose of the Directors' Phantom Stock Plan (the "Plan") is to provide fees to non-employee directors of GATX Corporation (the "Company") in the form of common stock of the Company that is delivered on a deferred basis. To conform the Plan to the requirements of section 409A of the Internal Revenue Code (the "Code"), the terms of the Directors' Phantom Stock Plan are as set forth below, effective with respect to amounts that were first accrued and vested under the Plan after December 31, 2004.

SECTION 2. DEFINITIONS.

Unless the context otherwise requires, the following words as used herein shall have the following meanings:

(a) AFFILIATE. The term "Affiliate" means any person with whom the Company is considered to be a single employer under section 414(b) of the Code and any person with whom the Company would be considered a single employer under section 414(c) of the Code.

(b)  BOARD. The term "Board" means the Board of Directors of the Company.

(c) PARTICIPANT. The term "Participant" means an eligible member of the Board who participates in the Plan.

(d) QUARTER. The term "Quarter" means each of the three calendar month periods ending on the last day of January, April, July and October, respectively.

(e) QUARTERLY PHANTOM STOCK AMOUNT. The term "Quarterly Phantom Stock Amount" for any Quarter means the portion of a director's compensation required to be paid in phantom stock for that quarter.

(f) SPECIFIED EMPLOYEE. The term "Specified Employee" shall be defined in accordance with Treas. Reg. Section 1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Company or his or her delegate from time to time.

(g) TERMINATION DATE. An individual's "Termination Date" is the date on which the individual ceases to serve on the boards of directors of the Company and the Affiliates, subject to the following:

     (i) A director will be deemed to have ceased to serve on the board of directors of the Company and the Affiliates at the time the director and the Company reasonably

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     anticipate that a level of bona fide services the individual would perform for the Company and the Affiliates as a director after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the individual has performed services as a director for the Company and the Affiliates for less than 36 months).

     (ii) The relationship as a director will be treated as continuing intact while the individual is on a bona fide leave of absence (determined in accordance with Treas. Reg. Section 1.409A-1(h)).

(h) UNFORESEEABLE EMERGENCY. The term "Unforeseeable Emergency" shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's beneficiary, or the Participant's dependent; loss of the Participant's property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; provided, however, that the determination of Unforeseeable Emergency shall be made by the Administrator in a manner that is consistent with the meaning of Unforeseeable Emergency set forth in Treas. Reg.
     Section 1.409A-3(i)(3).

SECTION 3. ELIGIBILITY.

Each member of the Board who is not an employee of the Company or the Affiliates shall participate in the Plan as of the first day he/she begins service on the Board.

SECTION 4. PHANTOM STOCK ACCOUNT.

The Company will maintain a Phantom Stock Account for each Participant. The Phantom Stock Account will be credited each Quarter with the number of units of phantom stock equal to the result obtained by dividing the portion of the Quarterly Phantom Stock Amount by the average of the high and low price of the Company's common stock on the New York Stock Exchange on the last trading day of each Quarter. Until distribution as provided herein, the Participant's Phantom Stock Account will be credited with additional units of phantom stock representing dividends declared on the Company's common stock based on the average of the high and low price of such stock on the New York Stock Exchange on the date such dividend is paid. The last day of each Quarter shall be a "Valuation Date" with respect to the Phantom Stock Account.

The Phantom Stock Account will be merely a bookkeeping entry on the Company's books so that no trust or escrow arrangement will be used and the Participant will remain a general, unsecured creditor with respect to his or her account. As promptly as practicable following the end of each Quarter, a statement will be sent to each Participant reflecting the balance in his or her Phantom Stock Account as of the end of such Quarter.


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SECTION 5. DISTRIBUTIONS.

(a)  Generally.

     Subject to the following provisions of this Section 5, including without limitation paragraph 5(d)(iii), a Participant's benefits will be distributed in a lump sum within 30 days after the Quarter in which the Participant's Termination Date occurs.

(b)  Distributions to Specified Employees.

     If a Participant is a Specified Employee at the Participant's Termination Date, and distribution is made to the Participant by reason of the occurrence of such Termination Date, distributions of benefits under the Plan may not be made before the date that is six months after the Participant's Termination Date or, if earlier, the date of death of the Participant. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in this Section (b) shall be paid on the first day of the seventh month following the Termination Date.

(c)  Distributions Upon Occurrence of Unforeseeable Emergency.

     A Participant may request the Administrator to allow withdrawal from the Participant's Accounts in the event of an Unforeseeable Emergency. Distributions because of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). However, in making the determination of amounts reasonably necessary to satisfy the emergency need, the Administrator is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions under Treas. Reg. Section 1.409A-6.

(d)  General Distribution Rules.

     Distributions of amounts under the Plan are subject to the following:

     (i) Amount of Lump Sum Distributions. Distribution of a Participant's benefits under the Plan shall be in shares of the Company's common stock equal in amount to the number of units of phantom stock credited to the Participant's Phantom Stock Account as of the Valuation Date coincident with or immediately preceding the date on which the distribution is in fact made. If, after the Valuation Date used to determine the number of shares to be distributed, additional phantom units are credited to the Participant's Phantom Stock Account, shares of stock with respect to the additional phantom units shall be distributed as soon as practicable after being credited.


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     (ii) Deferrals During Year of Termination. For the avoidance of doubt, it is recited that phantom units with respect to any calendar year shall be allocated to the Participant's Accounts in accordance with the provisions of the Plan and shall be distributed in accordance with the terms of the Plan, regardless of whether the Participant's Termination Date occurs during that year.

     (iii) Permitted Date of Distribution. For purposes of Code section 409A, a distribution will be considered to be made under the Plan as of the date specified in the Plan if it is made no later than the end of the calendar year in which such date occurs or, if later, by the 15th day of the third calendar month following that specified date, provided that the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment. The foregoing provisions of this paragraph (iii) are intended to conform the payments under the Plan to the requirements of Code section 409A, and shall not be construed to permit delay by the Company of payment of amounts due earlier in accordance with the Plan.

     (iv) Fractional Shares. Cash shall be paid in lieu of any fractional share of Company stock that would otherwise be distributed with respect to the Phantom Stock Account.

     (v) Application of Section 5. Distributions from a Participant's Phantom Stock Account may only be made pursuant to the provisions of this Section 5.

SECTION 6. PARTICIPANT'S RIGHTS UNSECURED

No fund is to be created to meet payment obligations under this Plan, and the right of a Participant to receive any unpaid portion of any amounts credited to the Participant's Phantom Stock Account shall be an unsecured claim against the general assets of the Company.

SECTION 7. NON-ASSIGNABILITY.

The right of a Participant to receive any unpaid portion of any amounts credited to his or her Phantom Stock Account shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except that a Participant may designate, on forms provided by the Company, a beneficiary to receive benefits under the Plan in the event of such Participant's death.

SECTION 8. ADMINISTRATION.

The "Administrator" of this Plan shall be the Senior Vice President, Human Resources of the Company, who shall have authority to adopt rules and regulations for carrying out the Plan and to interpret and implement the provisions hereof.


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SECTION 9. AMENDMENT AND TERMINATION

This Plan may at any time be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts credited to the Participant's Phantom Stock Account. No amendment, modification, or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code section 409A to become subject to section 409A."

SECTION 10. EXECUTION AND ADOPTION.

The Plan as set forth herein is hereby adopted by the undersigned officer of the Company, on ______________, 2007.

                                       GATX CORPORATION


                                       By:
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                                          Senior Vice President, Human Resources


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